Exhibit 99.1

Jessica Hansen, Vice President of Investor Relations
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200 | InvestorRelations@drhorton.com
April 21, 2016

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FISCAL 2016 SECOND QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND OF $0.08 PER SHARE

FORT WORTH, TEXAS (Business Wire) - April 21, 2016
Fiscal 2016 Second Quarter Highlights - comparisons to the same period in the prior year

•	Net income increased 32% to $195.1 million, or $0.52 per diluted share

•	Pre-tax income increased 31% to $300.5 million

•	Pre-tax profit margin improved 130 basis points to 10.9%

•	Net sales orders increased 13% in value to $3.6 billion and 10% in homes to 12,292

•	Homes closed increased 16% in value to $2.7 billion and 12% in homes to 9,262

•	Sales order backlog increased 14% in value to $4.1 billion and 12% in homes to 13,695

•	Net cash provided by operations for the six months ended March 31, 2016 was $26.9 million, compared to net cash used in operations of $168.8 million

•	Increases fiscal 2016 guidance for consolidated pre-tax profit margin to a range of 10.7% to 11.2%

•	Reaffirms fiscal 2016 guidance for consolidated revenues of $12.0 billion to $12.5 billion

D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported that net income for its second fiscal quarter ended March 31, 2016 increased 32% to $195.1 million, or $0.52 per diluted share, from $147.9 million, or $0.40 per diluted share, in the same quarter of fiscal 2015. Homebuilding revenue for the second quarter of fiscal 2016 increased 16% to $2.7 billion from $2.3 billion in the same quarter of fiscal 2015. Homes closed in the quarter increased 12% to 9,262 homes, compared to 8,243 homes in the prior year quarter.
For the six months ended March 31, 2016, net income increased 21% to $352.8 million, or $0.94 per diluted share, from $290.4 million, or $0.79 per diluted share, in the same period of fiscal 2015. Homebuilding revenue for the six months ended March 31, 2016 increased 10% to $5.1 billion from $4.6 billion in the first six months of fiscal 2015. Homes closed in the six-month period increased 7% to 17,323, compared to 16,216 homes in the same period of fiscal 2015.
Net sales orders for the second quarter ended March 31, 2016 increased 10% to 12,292 homes and 13% in value to $3.6 billion, compared to 11,135 homes and $3.2 billion in the prior year quarter. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the second quarter of fiscal 2016 was 19%. Net sales orders for the first six months of fiscal 2016 increased 10% to 20,356 homes from 18,505 homes in the first six months of fiscal 2015, and the value of net sales orders increased 13% to $5.9 billion from $5.3 billion.

The Company’s sales order backlog of homes under contract at March 31, 2016 increased 12% to 13,695 homes and 14% in value to $4.1 billion, compared to 12,177 homes and $3.6 billion at March 31, 2015.

During the quarter, the Company repaid at maturity $170.2 million principal amount of its 5.625% senior notes and ended the quarter with $1.2 billion of homebuilding unrestricted cash and homebuilding debt to total capital of 33.6%. Subsequent to quarter end, the Company repaid at maturity $372.7 million principal amount of its 6.5% senior notes.

Donald R. Horton, Chairman of the Board, said, “The spring selling season is off to a great start at D.R. Horton. Our team delivered a strong second quarter, highlighted by $300.5 million of pre-tax income on $2.8 billion of revenues. Our pre-tax profit margin improved 130 basis points from the prior year quarter to 10.9%. The number and dollar value of our homes sold, closed and in backlog all increased by double-digit percentages. Our net sales orders in the March quarter increased 52% sequentially from the December quarter and 10% from the March quarter last year.

"Solid performance in our three core brands is enabling us to capitalize on market opportunities and expand our industry-leading market share. With a sales backlog of 13,695 homes at the end of March and a robust lot supply and inventory of homes available for sale, we are well-positioned for the second half of fiscal 2016. We remain focused on growing our revenues and pre-tax profits at a double-digit annual pace, while generating positive cash flows and improved returns.”

D.R. Horton is increasing its fiscal 2016 guidance for consolidated pre-tax profit margin to a range of 10.7% to 11.2% from its prior guidance of 10.5% to 11.0%. The Company is also updating its annual guidance for homebuilding SG&A to 9.0% to 9.2% of homebuilding revenues from its prior guidance of 9.2% to 9.4%.

D.R. Horton reaffirms its previously issued fiscal 2016 guidance for other metrics including:

•Consolidated revenues of $12.0 billion to $12.5 billion
•Homes closed between 39,500 homes and 41,500 homes
•Home sales gross margin in the high 19s to 20%
•Financial services pre-tax profit margin between 30% and 33%
•Income tax rate of 35% to 36%
•Diluted share count of approximately 375 million shares
•Cash flow from operations of $300 million to $500 million

The Company has declared a quarterly cash dividend of $0.08 per common share. The dividend is payable on May 27, 2016 to stockholders of record on May 13, 2016.

The Company will host a conference call today (Thursday, April 21st) at 10:00 a.m. Eastern Time. The dial-in number is 877-407-8033, and the call will also be webcast from the Company’s website at investor.drhorton.com.

D.R. Horton, Inc., America’s Builder, has been the largest homebuilder by volume in the United States for fourteen consecutive years. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 79 markets in 26 states across the United States and closed 37,755 homes in the twelve-month period ended March 31, 2016. The Company is engaged in the construction and sale of high-quality homes through its diverse brand portfolio that includes D.R. Horton, Express Homes and Emerald Homes with sales prices ranging from $100,000 to over $1,000,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that with a sales backlog of 13,695 homes at the end of March and a robust lot supply and inventory of homes available for sale, we are well-positioned for the second half of fiscal 2016 and that we remain focused on growing our revenues and pre-tax profits at a double-digit annual pace, while generating positive cash flows and improved returns. The forward-looking statements also include that D.R. Horton is updating its fiscal 2016 guidance for pre-tax profit margin and homebuilding SG&A and is reaffirming its previously issued fiscal 2016 guidance for other metrics.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the cyclical nature of the homebuilding industry and changes in economic, real estate and other conditions; constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital; reductions in the availability of mortgage financing and the liquidity provided by government-sponsored enterprises, the effects of government programs, a decrease in our ability to sell mortgage loans on attractive terms or an increase in mortgage interest rates; the risks associated with our land and lot inventory; home warranty and construction defect claims; supply shortages and other risks of acquiring land, building materials and skilled labor; reductions in the availability of performance bonds; increases in the costs of owning a home; the impact of an inflationary, deflationary or higher interest rate environment; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulations on our financial services operations; our substantial debt and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within the homebuilding and financial services industries; our ability to effect our growth strategies or acquisitions successfully; the effects of the loss of key personnel; the effects of negative publicity; and information technology failures and data security breaches. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and our most recent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission.

D.R. HORTON, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31, 2016	September 30, 2015
	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$1,195.2	$1,355.9
Restricted cash	11.4	9.7
Inventories:
Construction in progress and finished homes	4,153.8	3,501.2
Residential land and lots — developed and under development	3,829.3	4,065.3
Land held for development	194.3	202.3
Land held for sale	39.2	38.2
	8,216.6	7,807.0
Deferred income taxes, net of valuation allowance of $10.1 million at March 31, 2016 and September 30, 2015	526.6	558.1
Property and equipment, net	149.5	144.0
Other assets	378.9	456.2
Goodwill	87.2	87.2
	10,565.4	10,418.1
Financial Services:
Cash and cash equivalents	28.9	27.9
Mortgage loans held for sale	616.1	631.0
Other assets	89.8	74.0
	734.8	732.9
Total assets	$11,300.2	$11,151.0
LIABILITIES
Homebuilding:
Accounts payable	$499.8	$473.0
Accrued expenses and other liabilities	847.0	929.2
Notes payable	3,167.3	3,333.6
	4,514.1	4,735.8
Financial Services:
Accounts payable and other liabilities	41.7	41.9
Mortgage repurchase facility	495.4	477.9
	537.1	519.8
Total liabilities	5,051.2	5,255.6
EQUITY
Common stock, $.01 par value, 1,000,000,000 shares authorized, 377,931,164 shares issued and 370,731,093 shares outstanding at March 31, 2016 and 375,847,442 shares issued and 368,647,371 shares outstanding at September 30, 2015	3.8	3.8
Additional paid-in capital	2,795.6	2,733.8
Retained earnings	3,583.3	3,289.6
Treasury stock, 7,200,071 shares at March 31, 2016 and September 30, 2015, at cost	(134.3)	(134.3)
Accumulated other comprehensive income	—	1.4
Stockholders’ equity	6,248.4	5,894.3
Noncontrolling interests	0.6	1.1
Total equity	6,249.0	5,895.4
Total liabilities and equity	$11,300.2	$11,151.0

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
	(In millions, except per share data)
Homebuilding:
Revenues:
Home sales	$2,686.0	$2,318.8	$5,026.9	$4,559.4
Land/lot sales and other	15.0	19.7	35.2	32.1
	2,701.0	2,338.5	5,062.1	4,591.5
Cost of sales:
Home sales	2,151.3	1,861.9	4,025.6	3,659.9
Land/lot sales and other	12.0	17.6	27.9	28.0
Inventory and land option charges	6.0	12.5	7.9	18.6
	2,169.3	1,892.0	4,061.4	3,706.5
Gross profit:
Home sales	534.7	456.9	1,001.3	899.5
Land/lot sales and other	3.0	2.1	7.3	4.1
Inventory and land option charges	(6.0)	(12.5)	(7.9)	(18.6)
	531.7	446.5	1,000.7	885.0
Selling, general and administrative expense	258.2	242.4	501.6	480.4
Other (income)	(9.6)	(4.5)	(13.0)	(10.1)
Homebuilding pre-tax income	283.1	208.6	512.1	414.7
Financial Services:
Revenues	66.9	59.5	122.2	109.2
General and administrative expense	51.0	40.7	97.1	78.6
Interest and other (income)	(1.5)	(2.7)	(4.6)	(5.5)
Financial services pre-tax income	17.4	21.5	29.7	36.1
Income before income taxes	300.5	230.1	541.8	450.8
Income tax expense	105.4	82.2	189.0	160.4
Net income	$195.1	$147.9	$352.8	$290.4
Other comprehensive income, net of income tax	(2.6)	—	(1.4)	—
Comprehensive income	$192.5	$147.9	$351.4	$290.4
Basic:
Net income per share	$0.53	$0.40	$0.95	$0.79
Weighted average number of common shares	370.2	365.8	369.7	365.4
Diluted:
Net income per share	$0.52	$0.40	$0.94	$0.79
Adjusted weighted average number of common shares	373.7	369.4	373.6	368.8
Other Consolidated Financial Data:
Interest charged to cost of sales	$40.9	$35.6	$76.1	$69.2
Depreciation and amortization	$14.0	$13.1	$27.6	$25.4
Interest incurred	$40.4	$42.6	$82.6	$83.0

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended March 31,
	2016	2015
	(In millions)
OPERATING ACTIVITIES
Net income	$352.8	$290.4
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	27.6	25.4
Amortization of discounts and fees	2.8	2.7
Stock based compensation expense	24.3	22.4
Excess income tax benefit from employee stock awards	(3.9)	(6.7)
Deferred income taxes	29.6	17.4
Inventory and land option charges	7.9	18.6
Gain on sale of debt securities collateralized by residential real estate	(4.5)	—
Changes in operating assets and liabilities:
Increase in construction in progress and finished homes	(652.8)	(375.6)
Decrease (increase) in residential land and lots – developed, under development, held for development and held for sale	235.9	(71.2)
Decrease (increase) in other assets	36.6	(11.1)
Decrease (increase) in mortgage loans held for sale	14.9	(40.7)
Decrease in accounts payable, accrued expenses and other liabilities	(44.3)	(40.4)
Net cash provided by (used in) operating activities	26.9	(168.8)
INVESTING ACTIVITIES
Purchases of property and equipment	(40.4)	(24.0)
Increase in restricted cash	(1.7)	(0.4)
Net principal increase of other mortgage loans and real estate owned	(0.4)	(4.9)
Proceeds from sale of debt securities collateralized by residential real estate	35.8	—
Net cash used in investing activities	(6.7)	(29.3)
FINANCING ACTIVITIES
Proceeds from notes payable	17.6	1,350.3
Repayment of notes payable	(170.6)	(1,098.3)
Proceeds from stock associated with certain employee benefit plans	28.4	21.0
Excess income tax benefit from employee stock awards	3.9	6.7
Cash dividends paid	(59.2)	(45.7)
Net cash (used in) provided by financing activities	(179.9)	234.0
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(159.7)	35.9
Cash and cash equivalents at beginning of period	1,383.8	661.8
Cash and cash equivalents at end of period	$1,224.1	$697.7

D.R. HORTON, INC.
($’s in millions)

	NET SALES ORDERS
	Three Months Ended March 31,				Six Months Ended March 31,
	2016		2015		2016		2015
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	1,446	$411.3	1,481	$394.7	2,423	$682.1	2,451	$654.8
Midwest	600	223.6	571	218.0	845	317.5	911	341.3
Southeast	4,027	1,039.0	3,216	835.2	6,733	1,745.4	5,443	1,404.1
South Central	3,973	959.3	3,812	904.0	6,501	1,576.2	6,178	1,472.8
Southwest	482	110.2	447	99.3	817	187.5	757	168.8
West	1,764	832.2	1,608	715.6	3,037	1,435.0	2,765	1,233.2
	12,292	$3,575.6	11,135	$3,166.8	20,356	$5,943.7	18,505	$5,275.0

	HOMES CLOSED
	Three Months Ended March 31,				Six Months Ended March 31,
	2016		2015		2016		2015
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	1,135	$308.6	1,018	$278.8	2,188	$603.0	2,106	$576.7
Midwest	419	162.1	402	145.0	731	285.4	767	274.7
Southeast	3,124	810.3	2,518	644.8	5,815	1,520.9	4,898	1,260.4
South Central	2,864	691.8	2,709	619.8	5,342	1,296.8	5,264	1,192.5
Southwest	348	79.9	313	70.9	670	153.8	643	146.3
West	1,372	633.3	1,283	559.5	2,577	1,167.0	2,538	1,108.8
	9,262	$2,686.0	8,243	$2,318.8	17,323	$5,026.9	16,216	$4,559.4

	SALES ORDER BACKLOG
	As of March 31,
	2016		2015
	Homes	Value	Homes	Value
East	1,665	$492.1	1,796	$494.8
Midwest	526	198.5	671	257.8
Southeast	4,429	1,202.5	3,446	934.4
South Central	4,815	1,230.6	4,272	1,072.0
Southwest	718	157.8	539	118.6
West	1,542	782.1	1,453	696.8
	13,695	$4,063.6	12,177	$3,574.4